                                                                     EXHIBIT 18


                          [LETTERHEAD OF BORDEN, INC.]



                                                 September 16, 1994


Mr. Paul B. Kazarian,
Managing Partner
Japonica Partners
30 Kennedy Plaza
Providence, Rhode Island  02903

Dear Mr. Kazarian:

          We are in receipt of your letter of September 15, 1994. That letter as well as your previous correspondence and our responses, including this one, have been communicated to our Board.

          You continue to mischaracterize our previous communications with you. Our Board has consistently maintained that it is prepared to explore all serious, substantive proposals in a view to maximizing the value of the Borden shares. None of the communications received from you to date have included any proposal. In early July our financial advisor repeatedly asked your colleague questions concerning the financial resources of your group and the proposed sources of funds for any proposals you are considering. Your colleague refused to answer these questions. Your refusal to provide us with any basis for concluding that discussions with your group would be likely to produce a material benefit for Borden was the reason that we determined in July not to pursue discussions.

          Let me reiterate our position as it is today and as it has consistently been. If you have a proposal that you wish to discuss with us that in your view can be effected and will lead to maximizing the value of the Borden shares, please advise us of the same and we will meet with you. In that regard, we have enclosed a form of Confidentiality Agreement which would be a predicate for such a meeting. It is the same form of agreement that was agreed to by KKR except that it does not include certain standstill provisions that were agreed to by KKR. We would prefer that you arrange such a meeting through our investment banker, Louis Perlmutter of Lazard Freres & Co., telephone number (212) 632-6152, fax number (212) 632-6054, although management personnel would be available for such a meeting if it were to be appropriate. If you would prefer, you may contact our General Counsel, Allan Miller, telephone number (614) 225-4884, fax number (614) 225-7133, about such a meeting

Mr. Paul B. Kazarian
September 16, 1994
Page 2

and, in any event, the signed confidentiality letter should be returned to Mr. Miller.

                                                  Very truly yours,



                                                  /s/ Frank J. Tasco
                                                  -------------------------
                                                  Frank J. Tasco

Enc.

cc:  Louis Perlmutter
     Allan Miller

                          [LETTERHEAD OF BORDEN, INC.]




                                                      September 16, 1994



Japonica Partners
30 Kennedy Plaza
Providence, RI  02903

Attention:  Mr. Paul B. Kazarian

Dear Mr. Kazarian:

          You have requested information concerning Borden, Inc. (the "Company") in connection with a possible transaction with the Company or its shareholders. You will treat confidentially any information furnished to you by or on behalf of the Company (the "Evaluation Material"; provided, however, that the term "Evaluation Material" does not include, and your confidentiality obligations hereunder do not apply to, information which was or becomes generally available on a non-confidential basis).

          You will not use the Evaluation Material in any way detrimental to the Company or its shareholders; provided, however, that you may disclose any Evaluation Material to your directors, officers, employees, agents, advisors, potential financing sources or affiliates who need to know such information for the purpose of evaluating the transaction (it being understood that they shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement).

          In the event that you are requested in any proceeding to disclose any Evaluation Material, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, you may disclose such information without liability hereunder; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at the Company's expense, use your best efforts to obtain assurances that confidential treatment will be accorded to such information.

          You hereby acknowledge that you are aware of the restrictions imposed by the United States securities laws on any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer

Japonica Partners
September 16, 1994
Page 2


or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

          You shall not make any disclosure concerning the subject matter of the prior paragraphs, including that you are having or have had discussions with the Company, and the Company will not make disclosure of such discussions which identifies you or your affiliates as parties thereto, except in either case as expressly provided in this agreement; provided that you or the Company may make such disclosure if either has received the written opinion of counsel (which opinion shall be provided to the other party reasonably in advance of such disclosure) that such disclosure must be made in order not to commit a violation of law and, if the action which is to be disclosed was in violation of the prior paragraph, such disclosure expressly states such violation.

          For two years from the date hereof, (i) you agree not to initiate contact (except for those contacts made in the ordinary course of business) with any officer or employee of the Company regarding its business, operations, prospects or finances, except with the prior consent of the Company and (ii) you will not directly solicit (which shall not include executives brought to your attention with that person's knowledge) for hire any person known to you to be employed by the Company in an executive capacity.

          Upon the Company's request you will promptly redeliver to the Company all copies of the Evaluation Material and will destroy all memoranda, notes and other writings prepared by you or your directors, officers, employees, agents or affiliates based on the Evaluation Material. You understand that neither the Company nor any of its representatives or advisors makes any representation or warranty as to the accuracy or completeness of any Evaluation Material which may be furnished to you. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material.

          You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your directors, officers, employees, agents or affiliates, and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive and to use your best efforts to cause your directors,

Japonica Partners
September 16, 1994
Page 3


officers, employees, agents or affiliates to waive, any requirements for the securing or posting of any bond in connection with such remedy.

          This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its conflict of laws principles or rules.

          If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement which will constitute an agreement between you and the Company with respect to the matters set forth herein.

                                            Very truly yours,

                                            BORDEN, INC.


                                            By: /s/ Allan L. Miller
                                               ----------------------
                                               Allan L. Miller
                                               Senior Vice President



Confirmed and Agreed to:

JAPONICA PARTNERS


By:
   ----------------------
   Name:
   Title: